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                                                                Exhibit (e)(iii)

                                                 Ford Management Consulting Agmt
                                                                 07/21/00 1:24pm

                      FORD MANAGEMENT CONSULTING AGREEMENT
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     THIS MANAGEMENT CONSULTING AGREEMENT (the "Agreement"), dated as of August
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__, 2000, by and between Carey International, Inc., a Delaware corporation (the
"Company"), and Ford Motor Company, a Delaware corporation (the "Consultant").
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     WHEREAS, the Company desires to avail itself of the expertise possessed by the Consultant and consequently has requested that the Consultant provide it, from time to time, with certain management consultant and advisory services related to the business, strategy, marketing and promotional aspects of the Company; and

     WHEREAS, the Consultant and the Company agree that it is in their respective interests to enter into a management consulting agreement whereby, for the consideration specified herein, the Consultant shall provide such services as an independent consultant to the Company.

     NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, the Company and the Consultant agree as follows:

     1.   Retention of Consultant. The Company hereby retains the Consultant,
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and the Consultant hereby accepts such retention, upon the terms and conditions set forth in this Agreement.

     2.   Effective Date/Term. This Agreement shall commence as of the date of
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the Closing (as such term is defined in the Agreement and Plan of Merger (the
"Merger Agreement") dated as of July 19, 2000, by and among Carey International,
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Inc., Limousine Holdings, LLC and Aluwill Acquisition Corp.) and shall continue through the period ending on the first to occur of (a) the tenth anniversary of such date, subject to renewal pursuant to paragraph 5 below and (b) Consultant ceasing to own all the Class A LLC Interest of Limousine Holdings, LLC (or its successor or equivalent Common Stock of the Company) owned by it on the date hereof, after giving effect to the transaction contemplated in the merger agreement. (such period, including any renewal hereinafter referred to as the "Term").
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     3.   Management Consulting Services.
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          (a) The Consultant shall advise the Company concerning such matters relating to the Company's marketing and promotional matters, and other matters relating to the Company as the Company shall reasonably and specifically request. The Consultant shall not be required to devote any specified amount of time to any such request, and shall be required to devote only so much time to any such request as the Consultant shall, in its reasonable discretion, deem necessary to complete such services. Such consulting services shall, in the Consultant's reasonable discretion, be rendered in person or by telephone or other communication. The Consultant shall (i) use its reasonable efforts to deal effectively with all subjects submitted to it hereunder and (ii) endeavor to further, by performance of its services hereunder, the policies and objectives of the Company.
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          (b)  The Consultant shall perform all such services as an independent contractor to the Company. The Consultant is not an agent or representative of the Company and has no authority to act for or to bind the Company without its prior written consent.

          (c) This Agreement shall in no way prohibit the Consultant from engaging in other activities, whether or not competitive with any business of the Company. The parties hereto agree that, in the event additional services not contemplated hereby are requested of the Consultant, the parties hereto shall negotiate the scope of, and appropriate compensation for, such additional services.

     4.   Compensation.
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          (a) As compensation for the services provided by the Consultant hereunder, the Company shall pay to the Consultant, as provided herein, a fee (the "Management Fee") of $250,000 for each fiscal year of the Company during
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the Term hereof. The Management Fee shall be payable annually, in advance on the first day of the first fiscal quarter of each fiscal year of the Company during the Term (except that the first payment will be made on the date hereof), or, if such date is not a business day, on the next succeeding business day. In the event that payment of any amount hereunder is prohibited by any financing agreement to which the Company is a party, such amount shall accrue and be made as soon as such prohibition lapses. The Company covenants and agrees that if an Event of Default under the Credit Agreement dated as of August ___, 2000 among the Company, the other Credit Parties signatory thereto, the Lenders party thereto, __________, as Administrative Agent and Lender thereunder and _______, as Documentation Agent and Lender thereunder (the "Credit Agreement") shall have
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occurred and be continuing, the Company shall not make any payment of the
Management Fee hereunder but such fee shall accrue and be made as soon as such prohibition lapses.

          (b) In addition to the payment of the Management Fee, the Company shall reimburse the Consultant for all out-of-pocket costs and expenses reasonably incurred by the Consultant in connection with the provision of services hereunder, including reasonable legal, accounting, temporary and overtime secretarial, travel and entertainment fees and expenses, promptly upon receipt of a statement of such expense from the Consultant.

          (c) If the Agreement is terminated at the Company's option upon 30 days prior notice to the Consultant (the "Company's Termination Option"), the
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Consultant shall, within five business days of termination, receive a payment equal to the amount of compensation the Consultant would have received thereunder, absent the exercise of the Company's Termination Option, if the Agreement had not been terminated until the date on which the Agreement would next have expired if not renewed.

     5.   Renewal. This Agreement shall automatically be renewed by the Board of
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Directors of the Company (the "Board") for additional 1-year periods unless the
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Board determines not to renew the Agreement and gives written notice to the
Consultant of non-renewal at least 60 business days prior to the date in which the Agreement would otherwise have been renewed.


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          6.  Indemnification. The Company agrees to defend, indemnify and hold
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the Consultant, its officers, employees and agents (each an "Indemnified Party")
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harmless against any liability, claim, loss or expenses (the "Damages") to which
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an Indemnified Party may become subject as a result of the performance of the
Consultant's services hereunder, such claims, losses or expenses shall be paid when and as incurred; provided that the Company shall not be liable to an Indemnified Party for Damages resulting primarily and directly from the Indemnified Party's bad faith, gross negligence or willful misconduct, and Consultant shall so indemnify the Company, its officers, employees and agents for Damages arising from its bad faith, gross negligence or willful misconduct.

          7.  Notices. Any notice, request, demand or other communications
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required or permitted to be given under this Agreement shall be in writing and shall be effective and deemed to have been duly given when delivered personally or on the earlier to occur of (a) the date of delivery as shown by the return receipt; (b) two (2) days after the mailing thereof by registered or certified mail, return receipt requested, with first class postage prepaid; (c) confirmation of receipt of telecopy; or (d) the day after shipment by a nationally recognized overnight delivery service. All notices shall be addressed to the person at the addresses set forth on the signature page hereto. Any party hereto may at any time and from time to time change its address for purpose of receiving notices by giving notice thereof to the other party as provided in this Section 7. Any notice which is required to be made within a stated period of time shall be deemed timely if made before midnight of the last day of such period.

          8.  Binding Agreement; Benefit. This Agreement shall bind and inure to
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the benefit of any heirs or legal representatives of the Consultant and the
Company.

          9.  Governing Law. This Agreement shall be subject to and governed by
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the laws of the State of Delaware regardless of applicable conflict of laws rules or principles or the fact that either or both of the parties now is or may become a resident of a different state or country.

          10. Headings. Section headings are used for convenience only and shall
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in no way affect the construction of this Agreement.

          11. Entire Agreement; Additional Agreements; Amendments. This
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Agreement contains the entire understanding of the parties with respect to its subject matter; provided, however, that nothing contained herein shall be
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construed to prevent the Company from contracting with the Consultant for additional services pursuant to other, separately documented agreements. Neither this Agreement nor any part hereof may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties.

          12. Successors and Assigns. The benefits of this Agreement shall inure
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to the respective successors and assigns of the parties hereto and of the
Indemnified Parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors and assigns. Consultant may not assign its rights and obligations hereunder except to an entity controlled by or under common control with Consultant.


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          13. Counterparts. This Agreement may be executed in any number of
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counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

          14. Confidentiality. The Consultant shall maintain the confidentiality
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of all proprietary information received by it in the course of its engagement hereunder relating to the Company, and shall not use the same for any purpose other than as contemplated herein.


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         IN WITNESS WHEREOF, the parties have duly executed this Consulting
Agreement as of the date first above written.

                                         CAREY INTERNATIONAL, INC.



                                         By:
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                                         Name:
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                                         Title:
                                               ---------------------------------
                                         Address:
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                                         FORD MOTOR COMPANY



                                         By:
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                                         Name:
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                                         Title:
                                               ---------------------------------
                                         Address:
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                                          Management Consulting Agreement